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                     EMPLOYMENT AGREEMENT
                     --------------------

      EMPLOYMENT AGREEMENT, dated as of June 8, 1992, between David Krawczyk, ("Employee") and GROSSMAN'S INC. ("Employer"), a Delaware corporation:

     WHEREAS, Employee and Employer desire to confirm the terms and conditions upon which Employer will employ Employee;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements herein contained, Employee and Employer agree as follows, effective as of June 8, 1992:

     1. Employment. Employer will employ Employee as Vice President and Divisional Manager or in such other substantially equivalent senior executive management capacity consistent with his experience as may be specified by the Chief Executive Officer or Board of Directors of Employer, for a term extending from the effective date hereof through December 31, 1993, provided that on each December 31 commencing December 31, 1992, the term of this Agreement shall be automatically extended to the second anniversary of such date. During such period, Employee shall be obligated to perform such executive management duties as the Chief Executive Officer or the Board of Directors may reasonably request and shall devote his entire time, attention, services, skill, ability and best efforts to said employment, subject to the understanding that Employee may attend to personal investments which are not competitive with the business of Employer, provided that the same do not interfere with the performance of his duties hereunder.

     2. Compensation. In consideration of the services and duties rendered and performed by Employee during the term hereof, Employer shall pay to Employee a base salary at the rate of $150,000 per annum, payable in equal semi-monthly installments.


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The establishment of such base salary is not intended to preclude any cost-of-living or other salary increases which the Board of Directors of Employer, in its sole discretion, may approve (such base salary, as so increased at any time during the term hereof, being called "Base Salary"). A 10% increase in base salary will become effective with the opening of the first Contractors' Warehouse store by Employee. Employer shall also award to Employee from time to time such bonus as Employee shall earn under the Company's executive incentive bonus plan with Employee's target bonus to be 30% of base salary and with a guaranteed bonus of $25,000 for the year 1992 payable as of the effective date hereof.

     3. Benefits, Expenses. (a) Employee shall be entitled to participate (in a manner consistent with his rate of compensation, age and length of service, to the extent such factors are determinants of participation or coverage in the plans and programs referred to below) in any employee benefit plans and programs accorded by Employer to its senior executives and other full-time employees, including pension plans, group life, accident or casualty, hospitalization or medical insurance plans, severance benefit plans, supplemental executive retirement plans and, to the extent determined by the Board of Directors, stock option, stock purchase, bonus or other incentive compensation plans. Employee shall be entitled to reimbursement for all reasonable and properly documented travel, entertainment and other business expenses incurred by him in furtherance of the business and interests of Employer and in accordance with the general expense reimbursement policy of Employer then in effect for its senior executives. Employee shall be entitled to the use of an automobile in accordance with Employer's automobile policy and an annual vacation in accordance with Employer's vacation policy.



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     (b)  Employee shall be entitled to indemnification by Employer and limitation of liability for acts and omissions in his capacity as employee, officer and/or director of Employer or any subsidiary to the fullest extent provided by the Restated Certificate of Incorporation and By-Laws of Employer as in effect on the date hereof or pursuant to any amendment thereof to the extent that such amendment shall afford broader rights of indemnification.

     4. Termination. (a) Cause. Employer shall have the right to terminate Employee's employment hereunder for Cause, by written notice to Employee. For the purposes of this Agreement, "Cause" shall mean (a) a good faith finding by the Board of Directors, after notice and an opportunity to be heard is given to Employee, of a material breach of this Agreement, or any action or omission by Employee during the term of this Agreement involving willful malfeasance or gross negligence in a material respect in the performance of his duties hereunder, or (b) commission of a felony.

     (b) Permanent Disability. If the Board of Directors of Employer reasonably determines that Employee shall have been unable through illness or physical or mental incapacity to perform his duties hereunder for a period of more than four consecutive months or for an aggregate of more than six months in any period of 24 months, Employee's employment hereunder may be terminated by action of the Board of Directors upon 30 days' written notice to Employee of such determination.

     (c) Death. Employee's employment hereunder shall terminate on the date of his death. Employer shall pay any bonus earned and payable in accordance with Employer's Executive Incentive Bonus Plan but unpaid through the date of death.



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     (d)  Change of Control.  Employer shall have the right to terminate
Employee's employment within one year following a Change of Control upon 45 days' written notice to Employee. Employee shall have the right to terminate his employment under this Agreement within one year following a Change of Control upon 45 days' written notice to Employer, provided that
(i) Employee's responsibilities shall have been significantly reduced, or Employee's compensation and benefits shall in the aggregate have been materially reduced, (ii) Employee's place of work shall have been relocated in such manner as to require Employee to commute a distance greater than 35 miles more than the distance between his residence and his place of work before the Change of Control, or (iii) Employee shall have determined in good faith that, due to such Change of Control, he is not able effectively to discharge his duties hereunder. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (i) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any employee benefit plan maintained by the Company or any of its subsidiaries), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), becomes the beneficial owner of stock representing more than twenty-five percent of the voting power of the Company; (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, to sell or otherwise dispose of all or substantially all of the Company's assets or to liquidate the Company, or (iii) within any 24 consecutive month period, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such



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24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority ofthe Board.

     5. Effect of Termination. (a) Termination by Employer. Upon termination of the employment of Employee by Employer prior to, or after the first anniversary of, a Change of Control for any reason other than those specified in section 4 hereof (including any termination by Employer without Cause), Employee shall be entitled to receive an amount equal to the greatest of (i) the sum of Employee's annual Base Salary plus an amount equal to any cash incentive bonus paid to Employee during the twelve months preceding the date of termination, payable in a lump sum on such date of termination of employment, (ii) the average of the sum of Employee's annual Base Salary plus an amount equal to any cash incentive bonuses paid to Employee during the three twelve-month periods preceding the date of termination, payable in a lump sum on the date of termination of employment, or (iii) the severance benefit payable to Employee under any severance benefit plan of Employer at the time in effect.

     (b) Termination Following a Change of Control. Upon termination of the employment of Employee by Employer or by Employee pursuant to section 4(d) hereof within one year following a Change of Control, Employee shall be entitled to receive an amount equal to the greatest of (x) 200% of the amount determined in accordance with clause (i) of section 5(a) hereof, payable in a lump sum on the date of termination of employment, (y) 200% of the amount determined in accordance with clause (ii) of section 5(a) hereof, payable in a lump sum on the date of termination of employment or
(z) the severance benefit payable to Employee upon a change of control under any severance benefit plan of Employer at the time in effect.

     (c) Notwithstanding anything else in this Agreement to the contrary, upon termination of the employment of Employee pursuant to section 4(d) hereof by reason of a Change of Control, or upon termination of employment of Employee pursuant to any other section of this agreement



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if such termination is determined to be contingent upon a Change of
Control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended or any successor provision thereto ("IRC Section 280G"), if it will result in a greater net after-tax benefit to Employee, as determined by the firm (the "Firm") serving as Employer's independent public accountants immediately prior to the Change of Control, the aggregate value of all compensation payments or benefits to be paid or provided to Employee under this Agreement shall be reduced to the extent necessary so that none of the payments to be made to Employee hereunder or under any other plan, agreement or arrangement will constitute an "excess parachute payment" as defined in IRC Section 280G. If Employee believes that the determination was inconsistent with a final determination of a court or an Internal Revenue Service proceeding, Employee may request the Firm to redetermine whether the amount payable to Employee pursuant to this section 5(c) should have been or shall be reduced in accordance with such section, or to redetermine the amount of any such reduction. If the Firm determines that a lesser payment should have been made to Employee, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the "Excess Amount") shall be deemed for all purposes to be a loan to Employee made on the date of Employee's receipt of such Excess Amount, which Employee shall have an obligation to repay to Employer on demand, together with interest on such amount at the lowest applicable Federal rate (as defined in section 1274(d) of the Code), compounded semi-annually (the "Applicable Rate"), from the date of Employee's receipt of such Excess Amount until the date of such repayment. If the Firm determines that a greater payment should have been made to Employee, Employer shall pay to Employee the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the Applicable Rate, so that Employee will have received or be entitled to receive the maximum net after-tax amount to which Employee is entitled under this section 5.



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    6.  Secrecy Agreement.  All information obtained or possessed by
Employee relative to the activities of the Employer and its subsidiaries which is of a secret or confidential nature, including business plans, expansion plans, marketing data, financial data, customers' lists, technical know-how, patents, trademarks, developments, inventions, processes or administrative procedures, is the property of Employer and its subsidiaries or its licensors, as the case may be, and Employee shall not, during the term of his employment under this Agreement or thereafter, use any such information for the benefit of others than Employer and its subsidiaries or disclose it to others; provided that nothing herein shall prevent Employee, subsequent to the termination of his employment hereunder, from using and availing himself of his general commercial, technical and inventive skill, knowledge and experience, including that pertaining to or derived from the nonsecret and nonconfidential aspects of the business of Employer and its subsidiaries.

     7. Non-Competition. During the term of Employee's employment under this Agreement or any extension or renewal hereof, and for a period of one year after the expiration thereof or the termination thereof for any reason specified in clause (a) or (b) of section 4 hereof, Employee shall not, without the consent of Employer, in any manner compete, nor shall he own or acquire any equity interest in any corporation, partnership or other entity which competes, with Employer or any of its
subsidiaries in any part of the United States in the retail sale   of
building materials or supplies or in any other business conducted by Employer presently or during the term of his employment under this Agreement; provided that Employee may own an equity interest in any publicly owned corporation that does not exceed 1% of the total equity thereof.


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     8.  Notices.  All notices and other communications hereunder shall be in writing mailed by first class registered mail, postage prepaid, if to Employee at the address set forth below Employee's signature hereon, or if to Employer, at Grossman's Inc., 200 Union Street, Braintree, Massachusetts 02184, attention of the Chief Executive Officer, or at such other address as either party hereto shall designate by written notice to the other. No notice hereunder shall be deemed to have been given until actually received by the party to whom it is addressed, provided that a certified or registered mail return receipt shall be conclusive evidence of such receipt.

     9. Amendments. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     10. Parties in Interest. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of Employer whether by merger, consolidation, sale of assets or otherwise and reference herein to Employer shall be deemed to include any such successor or successors.

     11. Miscellaneous. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, including the Existing Employment Agreement, as of the effective date hereof. In the case of any legal action or proceeding arising under this Agreement, the unsuccessful party shall pay all costs and expenses, including reasonable attorney's fees, incurred by the prevailing party in such action or proceeding and any appeal in connection therewith, and such costs and expenses shall be included in any judgment rendered in such action proceeding.



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     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement as of the day and year first above written.

                                GROSSMAN'S INC.

                                     /s/ Thomas R. Schwarz
                                By:  __________________________
                                     Thomas R. Schwarz
                                     Chairman of the Board

                                     /s/ David Krawczyk
                                     ___________________________
                                     David Krawczyk
                                     170 Hilton Drive
                                     Applegate, California 95703










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